                               Exhibit No. 99

[SAGE LOGO]
DIGITAL DISPLAY PROCESSING

Investor Contact
Simon Westbrook
Chief Financial Officer
408-383-5300, ext. 308
simon@sageinc.com

SAGE, INC. ANNOUNCES SHAREHOLDER APPROVAL OF MERGER WITH FAROUDJA, INC.

SAN JOSE, CALIF. (JUNE 7, 2000) -- Sage, Inc., (Nasdaq: SAGI) a leading supplier of digital display processors, announced today that the shareholders of Sage and Faroudja, Inc. (Nasdaq: FDJA), a world leader in high-performance video processing technologies, have approved the transaction for Faroudja to merge into a wholly owned subsidiary of Sage in a stock-for-stock transaction. The merger will be effective as of the close of business on June 7, 2000.

Each Faroudja shareholder will receive .285 shares of Sage for every Faroudja share held in a tax-free exchange. The transaction, accounted for as a purchase for Sage, is expected to become accretive to Sage's cash earnings per share during calendar 2001. On a pro-forma basis as of March 31, 2000, the combined company had shareholders' equity of approximately $176 million and combined revenues for the year ended March 31, 2000 of approximately $32 million. The combined company will be well positioned to capitalize on the highly-integrated chip design skills of Sage and the video processing algorithms of Faroudja. The new company aims to deliver a wide range of single-chip solutions across a range of markets in a timely and cost-effective manner.

"With this merger, Sage will provide high quality imaging solutions for a new generation of digital displays for TVs, PCs and digital appliances," said Chandra Reddy, president and chief executive officer of Sage, "With our combined range of IP, technology and know-how across the fields of digital imaging and video processing, we believe that we will have a dominant position in the expanding digital display market. Together, we believe that we have all the necessary components to capture an increasing share of the dynamic digital display and other related markets".

Glenn Marschel, Jr., president and chief executive officer of Faroudja,
stated, "We are pleased to be joining forces with Sage.   Sage's reputation
for high quality digital display processors, combined with our world-beating expertise in high performance video processing technologies will allow the combined company to provide a wide range of video solutions to the world's leading display manufacturers, thereby expanding our position in the converging display marketplace. As a result of the merger, the combined company will also be able to target the television, projector, internet appliance and DVD marketplaces."



ABOUT SAGE INC.

Sage designs, develops and markets high performance display processors for use in digital displays. Sage delivers cost-efficient, ASIC and board-level solutions that effectively take video from any source in any format and process it for display on any screen at any resolution. Through increasing levels of integration in successive generations of its processors, Sage is helping drive down system costs for display manufacturers, thereby accelerating the adoption of new display technology not only by mainstream PC markets (for digital desktop monitors), but also by consumer electronics market segments such as flat TVs, digital CRTs, DVDs and internet appliances.



ABOUT FAROUDJA

Faroudja is a world leader in high performance video processing technologies for markets requiring superior image quality solutions. Faroudja provides innovative products for the HDTV broadcast, home theater, digital television and PC/TV convergence markets. Faroudja's technologies are protected by more than 60 patents. Faroudja has received numerous awards, including an Emmy award for Engineering Development and a Lifetime Achievement Emmy presented in June 1998 to its founder, Yves Faroudja.

SAGE (NASDAQ:SAGI) IS A PUBLICLY TRADED COMPANY LOCATED IN SAN JOSE, CA AND CAN BE REACHED AT 408-383-5300 (PHONE), 408-383-5310 (FAX) OR THROUGH ITS WEB SITE AT www.sageinc.com. FOR A DISCUSSION OF FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER PLEASE SEE THE PUBLICLY AVAILABLE SEC FILINGS OF SAGE, INC. INCLUDING ITS 10Q FOR THE QUARTER ENDED DECEMBER 31, 1999 AND PARTICULARLY THE DISCUSSION OF RISK FACTORS WITHIN SUCH DOCUMENTS.

                                   ###